Exhibit 3.70

OPERATING AGREEMENT

FOR

SUNGARD EXPERT SOLUTIONS LLC

THIS OPERATING AGREEMENT (this “Agreement”) of SunGard Expert Solutions LLC (the “Company”) is entered into as of 11:55 p.m. EST on December 31, 2007, by SunGard Investment Ventures LLC, the Company’s sole member (the “Member”).

RECITALS

WHEREAS, the Member desires to form a limited liability company pursuant to the laws of the State of Utah, by filing Articles of Conversion and Articles of Organization with the Utah Division of Corporations; and

WHEREAS, the Member desires to adopt this Agreement to govern the formation and operation of the limited liability company;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member agrees as follows:

AGREEMENT

1.	DEFINITIONS

For purposes of this Agreement the following terms shall have the following meanings:

“Act” shall mean the Utah Revised Limited Liability Company Act (U.C.A. Sections 48-2c-101, et seq.), as amended and in effect from time to time.

“Affiliate” shall mean, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Operating Agreement of the Company, as amended from time to time.

“Articles of Conversion” shall mean the Articles of Conversion pursuant to which SunGard Expert Solutions Inc., a Utah corporation, has been converted into the Company, filed with the Utah Division of Corporations, to be effective as of 11:55 p.m. EST on December 31, 2007.

“Articles of Organization” shall mean the Articles of Organization for the Company, which have been filed with the Utah Division of Corporations, to be effective as of 11:55 p.m. EST on December 31, 2007.

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

“Capital Contribution” shall mean the amount of cash and the fair market value of any other property or services contributed to the Company with respect to the Interest held by the Member.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future federal tax law.

“Company” shall mean the limited liability company formed under and pursuant to the Act and this Agreement.

“Distribution” shall mean the amount of cash and the fair market value of any other property distributed in respect of the Member’s Interest in the Company.

“Fiscal Year” shall mean the fiscal year of the Company which shall end on December 31 in each year or on such other date in each year as the Member shall otherwise elect or as required by the Code.

“Indemnified Party” is defined in Section 11.1.

“Interest” shall mean the entire interest of the Member in the capital and profits of the Company, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement, together with the obligations of the Member to comply with all the terms and provisions of this Agreement.

“Member” shall mean the Person listed as Member on the signature page to the Agreement and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member pursuant to this Agreement.

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

“Unit Certificate” is defined in Section 7.2.

“Units” are a measure of the Member’s Interest in the Company.

“Utah Division of Corporations” shall mean the Utah Department of Commerce, Division of Corporations and Commercial Code.

2.	FORMATION AND PURPOSE

2.1. Formation, etc. The Company was formed as a limited liability company pursuant to the Act by the filing of the Articles of Conversion and Articles of Organization with the Utah Division of Corporations. The rights, duties and liabilities of the Member and the Board of Managers shall be determined pursuant to the Act and this Agreement. To the extent that such rights, duties or obligations are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. By execution hereof, the Member is admitted as a member of the Company and shall acquire a membership interest in the Company.

2.2. Name. The name of the Company is “SunGard Expert Solutions LLC.” The business of the Company may be conducted under that name or, upon compliance with

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

applicable laws, any other name that the Board of Managers deems appropriate or advisable. The Board of Managers shall file, or shall cause to be filed, any doing-business-as certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate or advisable.

2.3. Designated Office/Registered Office/Registered Agent. The initial designated office and initial registered office required to be maintained by the Company in the State of Utah pursuant to the Act shall initially be: CT Corporation System, 136 East South Temple, Suite 2100, Salt Lake City, UT 84111. The name of the registered agent of the Company pursuant to the Act at that address shall initially be CT Corporation System. The Company may, upon compliance with the applicable provisions of the Act, change its designated office or registered agent from time to time in the discretion of the Board of Managers.

2.4. Term. The Company shall continue in existence until the first to occur of the following:

(a) December 31, 2105;

(b) the signed written agreement the Member; or

(c) the Company ceases to have at least one Member.

2.5. Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.

2.6. Specific Powers. Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 2.5, including, but not limited to, the power:

(a) sue or be sued, institute or defend any action, or participate in any proceeding in its own name;

(b) purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use, or otherwise deal in or with real or personal property or an interest in real or personal property, wherever situated;

(c) sell, convey, assign, encumber, mortgage, pledge, create a security interest in, lease, exchange or transfer, or otherwise dispose of all or any part of its property or assets;

(d) lend money to and otherwise assist its Member, Board of Managers, and employees, if any;

(e) purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, or otherwise use or deal in or with:

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

(i) shares or other interests in any entity or obligations of any person; or

(ii) direct or indirect obligations of the United States or any other government, state, territory, governmental district, or municipality or of any instrumentality of any of them;

(f) make contracts or guarantees or incur liabilities;

(g) borrow money at such rates of interest as the Company may determine;

(h) issue its notes, bonds, or other obligations;

(i) secure any of its obligations by mortgage or pledge of all or any part of its property, franchises, and income;

(j) lend money for any lawful purpose;

(k) invest or reinvest its funds;

(l) take and hold real or personal property as security for the payment of funds so loaned or invested;

(m) conduct its business and maintain offices and exercise the powers granted by the Act within the State of Utah, and in any state, territory, district, or possession of the United States, or in any foreign country;

(n) elect or appoint Managers and agents of the Company, define their duties, and fix their compensation, if any;

(o) make and alter this Agreement in accordance with the requirements of this Agreement and the Act;

(p) make donations for the public welfare or for charitable, scientific, religious, or educational purposes;

(q) indemnify or hold harmless any Person;

(r) cease its activities and cancel its Articles of Organization;

(s) transact any lawful business that the Member or the Board of Managers find to be in aid of governmental policy;

(t) pay pensions and establish pension plans, profit-sharing plans, and other incentive plans for its Board of Managers and employees, if any;

(u) be a promoter, incorporator, organizer, general partner, limited partner, member, associate, or manager of any corporation, partnership, limited partnership, limited liability company, joint venture, trust, or other enterprise or entity; and

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

(v) have and exercise the same powers as an individual, and all powers necessary or convenient to effect or carry out any or all of the purposes for which the Company is organized.

2.7. Articles of Conversion. Michael J. Ruane and each officer of the Company have been authorized to execute, deliver and file the Articles of Conversion and Articles of Organization, and Michael J. Ruane and such other Persons as may be designated from time to time by the Board of Managers are designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Articles of Conversion and Articles of Organization and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.8. Principal Executive Office. The principal executive office of the Company shall be located at such place within or without the State of Utah as the Board of Managers shall establish, and the Member may from time to time change the location of the principal executive office of the Company to any place within or without the State of Utah. The Board of Managers may establish and maintain such additional offices and places of business of the Company, either within or without the State of Utah, as it deems appropriate.

3.	MEMBER; CAPITAL CONTRIBUTIONS

3.1. Member. The name and the business address of the Member of the Company is as follows:

Name	Address
SunGard Investment Ventures LLC	680 E. Swedesford Road Wayne, PA 19087

3.2. Capital Contributions. The Member may make Capital Contributions to the Company for such purposes, at such times and in such amounts as shall be determined by such Member; provided, however, that the Member shall not be obligated to make any Capital Contributions. The Member shall not be entitled to receive interest on its Capital Contributions.

3.3. Return of Capital Contributions. The Member shall not have the right to demand a return of all or any part of its Capital Contributions, and any return of the Capital Contributions of the Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to the Member with respect to its Capital Contributions.

4.	STATUS AND RIGHTS OF THE MEMBER

4.1. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member, any member of the Board of Managers nor any other Indemnified Party shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, a member of the Board of Managers or an Indemnified Party. All Persons dealing with the

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

4.2. Return of Distributions of Capital. Except as otherwise expressly required by law, the Member, in its capacity as such, shall have no liability either to the Company or any of its creditors in excess of (a) the amount of its Capital Contributions actually made, (b) any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any distributions wrongfully distributed to it. Except as required by law or a court of competent jurisdiction, no Member or investor in or partner of a Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. The amount of any Distribution returned to the Company by or on behalf of the Member or paid by or on behalf of the Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

4.3. No Management or Control. The Member shall, by virtue of being a member, not take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company.

5.	ALLOCATIONS; DISTRIBUTIONS

5.1. Allocations. All of the Company’s profits and losses shall be allocated to the Member.

5.2. Distributions. Subject to the requirements of the Act, the amount and timing of all distributions shall be determined by the Board of Managers. Distributions may be made in cash, securities or other property.

5.3. Withholding. The Member hereby authorizes the Company to withhold and pay over any withholding or other taxes payable by the Company as a result of the Member’s status as a Member hereunder.

5.4. Taxation. It is the intent of the Member that, since the Company has a single owner, the Company shall be disregarded as an entity separate from its Member for federal tax purposes pursuant to Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

6.	BOARD OF MANAGERS; MANAGEMENT

6.1. Board of Managers. The Board of Managers initially shall consist of three (3) persons (each such person, along with any other persons appointed from time to time, individually a “Manager” or collectively, the “Managers”). The Member may increase or decrease the number of Managers constituting the Board of Managers. Any appointment of a Manager shall be made and any removal of a Manager shall be carried out by a writing signed by the Member. Any such appointment or removal shall be effective upon execution of such writing or as otherwise stated therein.

6.2. Initial Board of Managers. The following individuals will be the initial Managers of the Company:

Thomas J. McDugall

Michael J. Ruane

Victoria E. Silbey

6.3. Tenure. Each Manager shall, unless otherwise provided by law, hold office until such individual is removed, or resigns or dies. Any Manager may be removed by the Member, at any time without giving any reason for such removal. A Manager may resign by written notice to the Company which resignation shall not require acceptance and, unless otherwise specified in the resignation notice, shall be effective upon receipt by the Company. Vacancies in the Board of Managers shall be filled by the Member as provided in Section 6.1 above.

6.4. Meetings. Meetings of the Board of Managers may be held at any time at such places within or without the State of Utah designated in the notice of the meeting, when called by the Chairman of the Board of Managers, if any, the President or any two Managers acting together, reasonable notice thereof being given to each Manager.

6.5. Notice. It shall be reasonable and sufficient notice to a Manager to send notice by overnight delivery at least forty-eight hours or by facsimile at least twenty-four hours before the meeting addressed to such Manager at such Manager’s usual or last known business or residence address or to give notice to such Manager in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Manager. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

6.6. Quorum. Except as may be otherwise provided by law, at any meeting of the Board of Managers a majority of the Managers then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

6.7. Action by Vote. Except as may be otherwise provided by law, when a quorum is present at any meeting the vote of a majority of the Managers present shall be the act of the Board of Managers.

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

6.8. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all the Managers consent thereto in writing, and such writing or writings are filed with the records of the meetings of the Board of Managers. Such consent shall be treated for all purposes as the act of the Board of Managers.

6.9. Participation in Meetings by Conference Telephone. Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

6.10. Interested Transactions.

(a) No contract or transaction between the Company and one or more of the Managers or officers, or between the Company and any other company, partnership, association, or other organization in which one or more of the Managers or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Manager or officer is present at or participates in the meeting of the Board of Managers which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(i) The material facts as to such Manager’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Managers, and the Board of Managers in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Managers, even though the disinterested Mangers be less than a quorum; or

(ii) The contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board of Managers.

(b) Common or interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Managers which authorizes the contract or transaction.

6.11. Management. The business of the Company shall be managed by a Board of Managers, and the Persons constituting the Board of Managers shall be the “managers” of the Company for all purposes under the Act. The Board of Managers as of the date hereof shall be the Persons set forth in Section 6.2. Thereafter, the Persons constituting the Board of Managers shall be designated by the Member in accordance with Section 6.1. Decisions of the Board of Managers shall be embodied in a vote or resolution adopted in accordance with the procedures set forth in Section 6 hereof. Such decisions shall be decisions of the “managers” of the Company for all purposes of the Act and shall be carried out by any member of the Board of Managers or by officers or agents of the Company designated by the Board of Managers in the vote or resolution in question or in one or more standing votes or resolutions or with the power and authority to do so under Section 6.13. A decision of the Board of Managers may be amended, modified or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in Section 6 hereof as then in effect, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original vote or resolution, certified by a duly authorized agent of the

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

Company, until such Person has been notified in writing of such amendment, modification or repeal.

6.12. Authority of Board of Managers. Except as otherwise expressly provided in this Agreement, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board of Managers or Persons designated by the Board of Managers, including officers and agents appointed by the Board of Managers, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by Utah law, the Board of Managers shall have the power to do any and all acts, statutory or otherwise, with respect to the Company which would otherwise be possessed by the Member under the laws of the State of Utah and the Member shall have no power whatsoever with respect to the management of the business and affairs of the Company; provided, however, that the consent of the Member shall be required to effect mergers and conversions with other Persons. The power and authority granted to the Board of Managers hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to undertake and make decisions concerning: (a) hiring and firing of employees, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into of leases for real or personal property, (c) opening of bank and other deposit accounts and operations thereunder, (d) purchasing, constructing, improving, developing and maintaining of real property, (e) purchasing of insurance, goods, supplies, equipment, materials and other personal property, (f) borrowing of money, obtaining of credit, issuance of notes, debentures, securities, equity or other interests of or in the Company and securing of the obligations undertaken in connection therewith with mortgages on and security interests in all or any portion of the real or personal property of the Company, (g) making of investments in or the acquisition of securities of any Person, (h) giving of guarantees and indemnities, (i) entering into of contracts or agreements whether in the ordinary course of business or otherwise, (j) mergers with (subject to the required consent of the Member described in the preceding sentence) or acquisitions of other Persons, (k) the sale or lease of all or any portion of the assets of the Company, (l) forming subsidiaries or joint ventures, (m) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company and (n) all other acts or activities necessary or desirable for the carrying out of the purposes of the Company including those referred to in Section 2.6.

6.13. Officers: Agents. The Board of Managers by vote or resolution shall have the power to appoint officers or agents to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that no such delegation by the Board of Managers shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers or agents so appointed may include persons holding titles such as Chairman, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Treasurer, Controller, Secretary or Assistant Secretary. An officer may be removed at any time with or without cause. The officers of the Company as of the date hereof are set forth on Exhibit 6.13. Unless the authority of the

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Utah corporation would have to act for a corporation in the absence of a specific delegation of authority and all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the Company may be signed by the Chairman, if any, the President, a Vice President (including any Assistant Vice President) or the Treasurer, Controller, Secretary or Assistant Secretary at the time in office. The Board of Managers, in its sole discretion, may by vote or resolution of the Board of Managers ratify any act previously taken by an officer or agent acting on behalf of the Company.

6.14. Reliance by Third Parties. Any Person dealing with the Company or the Member may rely upon a certificate signed by the Member or a duly authorized member of the Board of Managers as to: (a) the identity of the Member or the members of the Board of Managers, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or the Board of Managers or are in any other manner germane to the affairs of the Company, (c) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action taken by or on behalf of the Company by the Member, the Board of Managers or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company, the Board of Managers or as to any other matter whatsoever involving the Company or the Member.

7.	UNITS; REGISTRATION AND TRANSFER OF INTERESTS

7.1. Units. The Member’s Interest shall be divided into 1,000 Units. The Board of Managers may issue additional Units to any Member in respect of Capital Contributions.

7.2. Unit Certificates; Registration. The Member shall be entitled to a certificate stating the number of Units held by the Member in such form as shall, in conformity with law and this Agreement, be prescribed from time to time by the Board of Managers (a “Unit Certificate”). Such Unit Certificate shall be signed by the President or any Vice President or Assistant Vice President and by the Treasurer, Secretary or an Assistant Secretary of the Company. The Company shall maintain a record of the ownership of the Interest which shall, initially, be as set forth on Exhibit 7.2 and which shall be amended from time to time to reflect transfers of the ownership of the Interest.

7.3. Interest as Securities. The Member’s Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 102(a)(15) thereof) as in effect from time to time in the State of Utah, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Utah (U.C.A. Sections 70A-8-100, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

7.4. Transfer of Interests. The Member may sell, assign, pledge, encumber, dispose of or otherwise transfer all or any part of the economic or other rights that comprise its Interest. The transferee shall have the right to be substituted for the Member under this Agreement for the transferor if so determined by the Member. No Member may withdraw or resign as Member except as a result of a transfer pursuant to this Section 7 in which the transferee is substituted for the Member.

8.	AMENDMENTS TO AGREEMENT

This Agreement may be amended or modified by the Member by a writing executed by the Member. The Member shall cause to be prepared and filed any amendment to the Articles of Organization that may be required to be filed under the Act as a consequence of any such amendment or modification.

9.	ACCOUNTS

9.1 Books. The Board of Managers shall maintain complete and accurate books of account of the Company’s affairs at the Company’s designated office. Such books of account shall be kept on such method of accounting as the Board of Managers shall select.

9.2 Records at Designated Office. The Board of Managers shall keep at the Company’s designated office the following:

a. a current list in alphabetical order of the full name and last known business street address of the Member;

b. a copy of the stamped Articles of Conversion and Articles of Organization and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate of amendment has been executed;

c. copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three (3) most recent years;

d. copies of any financial statements of the Company, if any, for the three (3) most recent years; and

e. unless otherwise set forth in the Company’s Articles of Organization, a written statement setting forth:

(i) the amount of cash and a description and statement of the agreed value of the other property or services contributed to the Company by the Member and that the Member has agreed to contribute to the Company;

(ii) the times at which, or the events upon the happening of which, any additional contributions agreed to be made by the Member are to be made;

(iii) any right of a Member to receive distributions that include a return of the Members’ contributions; and

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

(iv) any event upon the happening of which the Company is to be dissolved and its affairs wound up.

10.	DISSOLUTION OF COMPANY

10.1. Events of Dissolution or Liquidation. The Company shall be dissolved and its affairs wound up upon the happening of any of the following events: (a) the written determination of the Member, (b) when the period fixed for the duration of the Company in Section 2.4 expires, (c) if the Company fails to have at least one member, (d) upon the administrative dissolution under Section 48-2c-1207, or (e) the entry of a decree of judicial dissolution under Section 48-2c-1213 of the Act.

10.2. Liquidation. After termination of the business of the Company, a final allocation shall be made pursuant to Section 5.1 and the assets of the Company shall be distributed in the following order of priority:

(a) to creditors of the Company, in the order of priority, including the Member if a creditor to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment thereof or the making of reasonable provision for payment thereof) other than liabilities for distributions to the Member; and then

(b) to the Member.

10.3. Articles of Dissolution. In connection with the dissolution of the Company, the Board of Managers shall cause the Company to execute Articles of Dissolution and take such other actions as may be necessary or appropriate consistent with the Act to terminate the existence of the Company.

11.	INDEMNIFICATION

11.1. General. The Company shall, to the fullest extent permitted by the Act and other applicable law, indemnify, defend, and hold harmless the Member and any director, officer, partner, stockholder, controlling Person or employee of the Member, each member of the Board of Managers and any Person serving at the request of the Company as a director, officer, employee, partner, trustee or independent contractor of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (all of the foregoing Persons being referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”) from any liability, loss or damage incurred by the Indemnified Party by reason of any act performed or omitted to be performed by the Indemnified Party in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Indemnified Party by virtue of such Indemnified Party’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that the indemnification under this Section 11.1 shall be recoverable only from the assets of the Company and not from any assets of the Member. Unless the Board of Managers determines in good faith that the Indemnified Party is unlikely to be entitled to indemnification under this Section 11, the Company shall pay or reimburse reasonable attorneys’ fees of an Indemnified Party as incurred, provided that such Indemnified Party executes an undertaking, with appropriate security if requested by the Board of Managers, to repay the amount so paid or reimbursed in the event that a final non-appealable

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

determination by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 11. The Company may pay for insurance covering liability of the Indemnified Party for negligence in operation of the Company’s affairs.

11.2. Exculpation. No Indemnified Party shall be liable, in damages or otherwise, to the Company or to the Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Party, at the time of such action or inaction, determined in good faith that such Indemnified Party’s course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Party, the Indemnified Party did not intend such Indemnified Party’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Party did not constitute fraud, gross negligence or willful misconduct by such Indemnified Party.

11.3. Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Party” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Section 11 as an “Indemnified Party” with respect thereto, regardless whether such Person continues to be within the definition of “Indemnified Party” at the time of such Indemnified Party’s claim for indemnification or exculpation hereunder.

11.4. Procedure Agreements. The Company may enter into an agreement with any of its officers, employees, consultants, counsel and agents, any member of the Board of Managers or the Member, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Section 11.

12.	MISCELLANEOUS

12.1. General. This Agreement: (a) shall be binding upon the legal successors of the Member, (b) shall be governed by and construed in accordance with the laws of the State of Utah and (c) contains the entire agreement as to the subject matter hereof. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions hereof.

12.2. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed to the Member at its address in the records of the Company or otherwise specified by the Member.

12.3. Gender and Number. Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

12.4. Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

12.5. Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

12.6. No Third Party Rights. Except for the provisions of Section 6.14, the provisions of this Agreement are for the benefit of the Company, the Member and permitted assignees and no other Person, including creditors of the Company, shall have any right or claim against the Company or the Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the day and year first set forth above.

SUNGARD INVESTMENT VENTURES LLC

By:	/s/ Michael J. Ruane
By:	Michael J. Ruane
Title:	President

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

Exhibit 6.13

Officer Name	Officer Title
Aronis, Steven	Vice President General Manager-Protegent Burlington

Ashton III, James E.	Division Chief Executive Officer

Broedlow, Max J.	Division Chief Financial Officer

Brush, Leslie S.	Secretary Assistant Vice President

Call, Nathan E	Vice President-Wealth Station Technology

Erickson, Paul K.	President

Giglio, Thomas F.	Vice President-Protegent Business Development

Halko, John	Segment Financial Officer, Trading Vice President-Finance

Hirschi, Troy	Vice President-Wealth Station Financial Planning

Kelso, Jeffrey	Vice President-Protegent

Mahajan, Raj A.	Segment President, Trading

Maxfield, Blaine	President-Wealth Station

Maynard, James R.	Controller

Mullane, Karen M.	Assistant Vice President Assistant Secretary

Rafferty, Kevin Thomas	Segment President, Wealth Management President

Ruane, Michael Joseph	Vice President Treasurer Assistant Secretary

Sabin, Stephen M.	Vice President-Protegent Operations

Silbey, Victoria Elizabeth	Vice President Assistant Secretary

Thorsen, Terrence	Senior Vice President

Vance, Gregory James	Segment Financial Officer, Wealth Management Vice President-Finance

Williams, Trent D	Vice President-Wealth Station Client Services

Zuckerman, M. Michael	Assistant Vice President Assistant Secretary

SUNGARD EXPERT SOLUTIONS LLC

OPERATING AGREEMENT

Exhibit 7.2

REGISTER OF INTERESTS

Holder of Interest	Unit Certificate Number	Units
SunGard Investment Ventures LLC	1	1,000